Exhibit 10.5

COREWEAVE, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Each member of the Board of Directors (the “Board”) of CoreWeave, Inc. (the “Company”) who is a non-employee director of the Company (each such member, a “Non-Employee Director”) will receive the compensation described in this Non-Employee Director Compensation Policy (this “Policy”) for his or her Board service. This Policy is effective as of the closing of the sale of shares of the Company’s common stock to the public pursuant to a registration statement declared effective by the U.S. Securities and Exchange Commission (the “IPO” and such date, the “Effective Date”). This Policy may be amended or terminated at any time in the sole discretion of the Board.

I.	Eligibility

Non-Employee Directors who join the Board on or after the Effective Date shall be eligible to receive the compensation set forth in this Policy as of the date that they join the Board.

Notwithstanding anything herein to the contrary, each Non-Employee Director who received an equity award from the Company during January 2025 or February 2025, will not be eligible to receive any compensation under this Policy until the annual meeting of the Company’s stockholders occurring in 2026. If any such Non-Employee Director is serving on the Board immediately prior to, and will continue to serve on the Board following, such annual meeting, he or she will be eligible as of such annual meeting to receive the cash compensation set forth in Section II below and the equity compensation set forth in Section III and IV below, as applicable.

II.	Cash Compensation

Each Non-Employee Director will be eligible to receive the cash compensation set forth below for service on the Board. The annual cash compensation amounts will be payable in equal quarterly installments, in arrears promptly following the end of the applicable calendar quarter, but in no event more than thirty (30) days after the end of such quarter, pro-rated for any partial quarter of service. All annual cash fees are vested upon payment.

General Board Service Fee:	$25,000
Lead Independent Director Fee (in addition to General Board Service Fee):	$60,000
Committee Chair Service Fee (in addition to General Board Service Fee):
- Audit Committee chair:	$30,000
- Compensation Committee chair:	$20,000
- Nominating and Governance Committee chair:	$15,000

III.	Equity Compensation

Equity awards will be granted under the Company’s 2025 Equity Incentive Plan or any successor equity incentive plan (the “Plan”).

Initial Award. Each person who is elected or appointed for the first time to be a Non-Employee Director will be granted a Restricted Stock Unit for a number of shares of the Company’s Class A common stock having a value of $800,000 (the “Initial Award”). The Initial Award will be granted upon the date on which such individual first becomes a Non-Employee Director (or, if such date is not a trading day, the trading day thereafter) or as soon as practicable thereafter. The number of shares of the Company’s Class A Common Stock subject to the Initial Award shall be determined by dividing the designated dollar amount set forth above by the average closing price of Company common stock for the thirty (30) calendar day period ending on the last day prior to the date of grant, rounded down to the nearest whole share. Each Initial Award will vest in a series of 12 equal quarterly installments over the 3-year period measured from the grant date, in each case, so long as the Non-Employee Director continues to provide Services (as defined in the Plan) to the Company through such date. If a Non-Employee Director’s Service ends on the date of vesting, then the vesting shall be deemed to have occurred.

Annual Award. On the date of each annual meeting of the Company’s stockholders (commencing with the first annual meeting of the Company’s stockholders following the date of the IPO), each Non-Employee Director who will continue to serve on the Board following the annual meeting will be granted a Restricted Stock Unit to purchase a number of shares of Class A common stock having a value of $275,000 (the “Annual Award”). The Annual Award will automatically, and without any further action of the Board, be granted on the date of the annual meeting of the Company’s stockholders. The number of shares of the Company’s Class A Common Stock subject to the Annual Award shall be determined by dividing the designated dollar amount set forth above by the average closing price of Company common stock for the thirty (30) calendar day period ending on the last day prior to the date of grant, rounded down to the nearest whole share. The Annual Award shall fully vest on the earlier of (i) the one-year anniversary of the grant date and (ii) the next annual meeting of the Company’s stockholders, so long as the Non-Employee Director continues to provide Services to the Company through the applicable vesting date. If a Non-Employee Director’s Service ends on the date of vesting, then the vesting shall be deemed to have occurred.

Change in Control. The Initial Award and the Annual Award shall accelerate in full immediately prior to the consummation of a Corporate Transaction (as defined in the Equity Plan) if the applicable non-employee director is then in Service to the Company.

IV.	Election to Receive an Equity Award in lieu of Quarterly Cash Compensation

Retainer Award. Each Non-Employee Director may elect to convert all, but not part, of his or her cash compensation under Section II for any calendar quarter into an RSU Award (each, a “Retainer Award”) in accordance with this Section IV (such election, a “Retainer Award Election”). If a Non-Employee Director timely makes a Retainer Award Election, on the 20th day of the month (or, if such date is not a trading day, on the first trading day thereafter) immediately following the first calendar quarter to which the Retainer Award Election applies (and each calendar quarter thereafter during the applicable covered calendar year), and without any further action by the Board or Compensation Committee, such Non-Employee Director automatically will be granted an RSU Award covering a number of shares of the Company’s Class A Common Stock equal to (A) the aggregate amount of cash compensation otherwise payable to such Non-Employee Director under Section II for the applicable calendar quarter divided by (B) the average closing price of Company common stock for the thirty (30) calendar day period ending on the last day prior to the date of grant, rounded down to the nearest whole share. Each Retainer Award will be fully vested on the applicable grant date.

Election Mechanics. Each Retainer Award Election must be submitted to the Company’s General Counsel in writing, in a form and manner specified by the Board or Compensation Committee, email being sufficient, with a copy to corplegal@coreweave.com. Retainer RSU Elections must comply with the timing requirements set forth below. A Non-Employee Director who fails to make a timely Retainer Award Election will not receive a Retainer Award and instead will receive the cash compensation specified under Section II.

2025 Election. Each individual who is a Non-Employee Director as of the Effective Date may make a Retainer RSU Election with respect to annual retainer payments payable for the first full calendar quarter commencing after the Effective Date through the end of the calendar year in which the Effective Date occurs (the “2025 Retainer RSU Election”). The 2025 Retainer RSU Election must be submitted to the Company at least ten business days prior to the final day of such first full quarter (the “2025 Election Deadline”), provided, however, that a Non-Employee Director may only make a Retainer Award Election during a period in which the Company is not in a quarterly or special blackout period and the Non-Employee Director is not aware of any material non-public information. A 2025 Retainer RSU Election shall be irrevocable as of its deadline.

Initial Election. Each individual who first becomes a Non-Employee Director following the Effective Date may make a Retainer RSU Election with respect to annual retainer payments scheduled to be paid in the same calendar year as such individual first becomes a Non-Employee Director (the “Initial Retainer RSU Election”). The Initial Retainer RSU Election must be submitted to the Company on or before the date that the individual first becomes a Non-Employee Director (the “Initial Election Deadline”). An Initial Retainer RSU Election shall be irrevocable as of its deadline.

Annual Election. During the fourth quarter of each calendar year, and in no event later than December 31, or such earlier deadline as may be established by the Board or the Compensation Committee (the “Annual Election Deadline”), each individual who is a Non-Employee Director as of immediately before the Annual Election Deadline may make a Retainer RSU Election with respect to the annual retainer relating to services to be performed in the following calendar year (the “Annual Retainer RSU Election”); provided, however, that a Non-Employee Director may only make a Retainer Award Election during a period in which the Company is not in a quarterly or special blackout period and the Non-Employee Director is not aware of any material non-public information. The Annual Retainer RSU Election must be submitted to the Company on or before the applicable Annual Election Deadline, which shall be no later than December 31. An Annual Retainer RSU Election shall be irrevocable as of its deadline.

Termination of Service Prior to Retainer Award. Notwithstanding the foregoing and regardless of the Non-Employee Director’s Retainer Award Election, if a Non-Employee Director terminates Service on the Board during a calendar quarter, the cash retainer (or portion thereof) that was earned with respect to such calendar quarter will be paid in cash, and will not be converted to a Retainer Award.

V.	Compensation Limit

Notwithstanding any other provision of this Policy to the contrary, compensation payable to Non-Employee Directors will also be subject to the annual limitations set forth in the Plan.

VI.	Ability to Decline Compensation

A Non-Employee Director may decline all or any portion of his or her compensation under the Policy by giving notice to the Company prior to the date cash is to be paid or equity awards are to be granted, as the case may be.

VII.	Expenses

The Company will reimburse each Non-Employee Director for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings; provided, that the Non-Employee Director timely submits to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, if applicable, as in effect from time to time.